                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 1)(1)


                       EXECUTONE INFORMATION SYSTEMS, INC.
         --------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    301607107
                     --------------------------------------
                                 (CUSIP Number)



                                  July 22, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ] Rule 13d-1(b)

         [ X ] Rule 13d-1(c)

         [   ] Rule 13d-1(d)


-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                Page 1 of 5 Pages

                                       13G
CUSIP NO. 301607107                                            Page 2 of 5 Pages
         ----------

---------------------------------------------------------------------------------------------------------------------------------
1                 NAME OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Berkshire Bancorp Inc.
                  94-2563513
---------------------------------------------------------------------------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                (a) [ ]
                                                                                                                   (b) [ ]

---------------------------------------------------------------------------------------------------------------------------------
3                 SEC USE ONLY


---------------------------------------------------------------------------------------------------------------------------------
4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

---------------------------------------------------------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
 NUMBER OF                          3,335,288 shares of Common Stock
  SHARES        -----------------------------------------------------------------------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
 OWNED BY                           -0-
  EACH
REPORTING       -----------------------------------------------------------------------------------------------------------------
 PERSON                    7        SOLE DISPOSITIVE POWER
  WITH                              3,335,288 shares of Common Stock

                -----------------------------------------------------------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    -0-

---------------------------------------------------------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,335,288 shares of Common Stock

---------------------------------------------------------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


---------------------------------------------------------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.3%

---------------------------------------------------------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                  CO

---------------------------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

ITEM 1(a).        NAME OF ISSUER:

                  Executone Information Systems, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  478 Wheelers Farms Road
                  Milford, CT 06460

ITEM 2(a).        NAME OF PERSON FILING:

                  Berkshire Bancorp Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  160 Broadway
                  New York, NY 10038

ITEM 2(c).        CITIZENSHIP:

                  Not Applicable

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, Par Value $.01 Per Share

ITEM 2(e).        CUSIP NUMBER:

                  301607107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a) - (j). Not Applicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:
                  3,335,288

         (b)      Percent of class:
                  5.3%

         (c)      Number of shares to which such person has:
         (i)      Sole power to vote or to direct the vote 3,335,288.
         (ii)     Shared power to vote or to direct the vote -0-.
         (iii) Sole power to dispose or to direct the disposition of 3,335,288.
         (iv)     Shared power to dispose or to direct the disposition of -0-.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                  Not Applicable

                                                               Page 4 of 5 Pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  Not Applicable

ITEM 10.          CERTIFICATIONS.

         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             August 19, 1999
                                             _________________

                                             BERKSHIRE BANCORP INC.


                                             By: /s/ Steven Rosenberg
                                                 ___________________________
                                                  Steven Rosenberg
                                                  President

                                   SCHEDULE I
                       TO AMENDMENT NO. 1 TO SCHEDULE 13G


NATURE OF                                           NO. OF              PRICE
TRANSACTION           DATE                       SHARES SOLD          PER SHARE*
-----------           --------                   -----------          ---------

SALE                  04/16/99                       6,600              10.4375

SALE                  04/16/99                      10,000              10.375

SALE                  04/16/99                      30,000              10.25

SALE                  04/16/99                       4,900              10.1875

SALE                  04/16/99                       1,000              10.15625

SALE                  04/16/99                       9,100              10.125

SALE                  04/16/99                       1,000              10.09375

SALE                  04/16/99                       1,000              10.06641

SALE                  04/16/99                      10,000              10.0625

SALE                  04/16/99                       1,000              10.03516

SALE                  04/16/99                       6,900              10.03125

SALE                  04/16/99                         500              10.01562

SALE                  04/16/99                      14,600              10.00

SALE                  04/16/99                       3,400               9.5625

SALE                  04/19/99                       1,100              10.75

SALE                  04/20/99                         500               8.3125

SALE                  04/20/99                         400               8.28125

SALE                  04/20/99                         900               8.8125

SALE                  04/20/99                       2,100               8.78125

SALE                  04/20/99                       7,000               8.75

SALE                  04/20/99                         200               8.65625

SALE                  04/20/99                      19,800               8.625

SALE                  04/20/99                      19,000               8.25

SALE                  04/27/99                      10,000               8.375

SALE                  04/27/99                      10,000               8.4375

SALE                  04/27/99                       4,700               8.50

SALE                  06/03/99                       9,900               5.125

SALE                  06/03/99                         100               5.1875

SALE                  06/04/99                       1,400               4.875

SALE                  06/04/99                      22,700               5.00

SALE                  06/04/99                       5,900               5.0625

SALE                  06/05/99                      10,000               5.00

SALE                  06/08/99                      10,000               4.50

SALE                  06/08/99                      10,000               4.625

NATURE OF                                           NO. OF              PRICE
TRANSACTION           DATE                       SHARES SOLD          PER SHARE*
-----------           --------                   -----------          ---------

SALE                  06/10/99                      10,000               5.0625

SALE                  06/10/99                       8,500               4.75

SALE                  06/10/99                       1,000               4.78125

SALE                  06/10/99                         500               4.875

SALE                  06/10/99                       7,000               5.00

SALE                  06/11/99                      10,000               4.75

SALE                  07/01/99                      16,700               4.00

SALE                  07/01/99                       3,100               4.0625

SALE                  07/01/99                         200               4.09375

SALE                  07/07/99                      10,000               4.00

SALE                  07/07/99                      10,000               4.03125

SALE                  07/09/99                      10,000               4.03125

SALE                  07/09/99                      10,000               4.00

SALE                  07/09/99                      10,000               4.03125

SALE                  07/09/99                       6,300               4.09375

SALE                  07/14/99                       5,300               4.0625

SALE                  07/14/99                       1,400               4.09375

SALE                  07/14/99                       9,000               4.125

SALE                  07/14/99                       4,300               4.15625

SALE                  07/15/99                      20,000               4.5625

SALE                  07/15/99                      10,000               4.375

SALE                  07/15/99                      10,000               4.50

SALE                  07/15/99                      10,000               4.53125

SALE                  07/15/99                      10,000               4.5625

SALE                  07/15/99                      20,000               4.625

SALE                  07/15/99                      10,000               4.8125

SALE                  07/15/99                      10,000               4.75

SALE                  07/16/99                      15,000               4.25

SALE                  07/16/99                       1,200               4.3125

SALE                  07/16/99                       8,800               4.40625

SALE                  07/19/99                      19,600               4.25

SALE                  07/19/99                         300               4.28125

SALE                  07/19/99                      10,100               4.3125

SALE                  07/20/99                      10,000               4.1875

SALE                  07/20/99                      10,000               4.28125

SALE                  07/20/99                       9,900               4.375

NATURE OF                                           NO. OF              PRICE
TRANSACTION           DATE                       SHARES SOLD          PER SHARE*
-----------           --------                   -----------          ---------

SALE                  07/20/99                         100               4.40625

SALE                  07/20/99                      20,000               4.46875

SALE                  07/20/99                      10,000               4.50

SALE                  07/21/99                       5,500               4.5625

SALE                  07/21/99                      20,000               4.59375

SALE                  07/21/99                       4,500               4.65625

SALE                  07/22/99                      10,000               4.6875

SALE                  07/22/99                      10,000               4.8125

SALE                  07/22/99                      10,000               4.875

SALE                  07/22/99                      10,000               4.9375

SALE                  07/22/99                      10,000               4.96875

SALE                  07/22/99                      10,000               5.00

SALE                  07/22/99                      10,000               5.0625

SALE                  07/22/99                      10,000               5.125

SALE                  07/22/99                      10,000               5.1875

SALE                  07/22/99                      10,000               5.25

SALE                  07/22/97                      10,000               5.3125

SALE                  07/22/99                      10,000               5.375

SALE                  07/22/99                      10,000               5.4375

SALE                  07/27/99                       6,700               4.25

SALE                  07/27/99                      10,000               4.25

SALE                  07/27/99                      10,000               4.28125

SALE                  07/29/99                      16,616               4.4375

SALE                  07/29/99                       4,500               4.375

SALE                  07/29/99                       5,500               4.3125

SALE                  07/29/99                      19,000               4.25

SALE                  08/02/99                      16,900               4.25

SALE                  08/03/99                      12,700               4.25

SALE                  08/16/99                       2,000               4.00


TOTAL                                              857,916


-------------------
* Before payment of commissions.